                                                                    EXHIBIT 99.1


                                  PRESSRELEASE
--------------------------------------------------------------------------------
     Area Bancshares Corporation - 230 Frederica Street - Owensboro KY 42301
                      (502) 688-7750 - Fax (502) 686-1519


                              FOR IMMEDIATE RELEASE
Date: August 25, 1998

  PEOPLES BANCORP OF WINCHESTER, INC. TO MERGE WITH AREA BANCSHARES CORPORATION

Owensboro, Kentucky --

     AREA BANCSHARES CORPORATION (NASDAQ-NMS: AREA) and Peoples Bancorp of Winchester, Inc. ("Peoples") announced jointly today that they have signed a definitive agreement that provides for the combination of Peoples and Area.

     Under the terms of the agreement, Area will exchange 17.33 shares of its common stock for each share of Peoples common stock. Based on Area's closing price of $29.50 per share on August 21, 1998, and Peoples' total outstanding shares, the transaction would be valued at approximately $38,350,000. The purchase price would be 2.80 times Peoples' June 30, 1998, book value. The combination, which will be accounted for as a pooling of interests, is expected to be consummated during the first quarter of 1999, pending Peoples' shareholder approval, regulatory approval, and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

     Peoples is a Winchester, Kentucky, based bank holding company which owns Peoples Commercial Bank. The bank has two locations in Winchester, As of June 30, 1998, Peoples had total assets of $144,686,080, total deposits of $129,535,735, and stockholders' equity of $13,709,691. Peoples reported net income of $1,026,637 for the first six months of 1998, with an annualized return on assets of 1.46% and an annualized return on stockholders' equity of 19.52%. Peoples' common stock is privately held, and the company is not listed on any securities exchange.

     Area is an Owensboro, Kentucky, based bank holding company with subsidiary financial institutions located throughout Kentucky. As of June 30, 1998, Area had total assets of $1,909,000,000, deposits of $1,475,000,000 and stockholders' equity of $217,584,000. Area reported net income of $12,758,000 for the first six months of 1998, with an annualized return on assets of 1.19% and a return on stockholders' equity of 10.85%. Area's common stock is traded on the NASDAQ national market system under the symbol AREA.

     Thomas R. Brumley, President and Chief Executive Officer of Area, expressed his delight with the agreement. "I am thrilled at the prospect of working with the directors, officers and employees at Peoples, who share our philosophy and vision of serving the customers and communities of Kentucky. This transaction expands Area's presence in Kentucky, allowing Peoples Commercial Bank and each of our other banks to be a larger, stronger player in the communities they serve. We look forward to the creation of new relationships, and will continue to build upon relationships with our shareholders, employees and customers throughout the state."

     Ralph L. Oliver, President and Chief Executive Officer of Peoples, commented, "I am very pleased that we have been able to choose a partner like Area. With so many technological changes taking place in the banking and business world, it has become harder and harder to find companies who share the same hometown, community-oriented banking philosophy that we have. Area has twelve other community banks just like ours and we could not be happier to join this fine family of banks located here in our own state. Our local board of directors, bank management and all our employees should fit right in with the community service orientation of Area. Peoples Commercial Bank will continue to operate as a state-chartered financial institution, and not as a branch of another bank. A big part in our decision to merge with Area was the opportunity to keep our own name and to operate with the same board of directors, management and staff, and to continue to serve our local customers just like we have been doing for seventy-five years. We are looking forward to doing just that, and to a long and mutually beneficial relationship with Area."



                       FOR ADDITIONAL INFORMATION CONTACT:

                         AT AREA BANCSHARES CORPORATION
                         ------------------------------
  Timothy O. Shelburne, Senior Vice President and General Counsel 502/688-7750
                                       or
                     Jack H. Brown, Chief Financial Officer

                     AT PEOPLES BANCORP OF WINCHESTER, INC.
                     --------------------------------------
             William H. Pitt, Jr., Corporate Treasurer 606/744-3521